Exhibit 23






                          Independent Auditors' Consent


The Board of Directors
Kaneb Services LLC


We consent to the incorporation by reference in the registration statement number 333-65404 on Form S-8 of Kaneb Services LLC of our report dated February 25, 2003, except as to note 14, which is as of March 21, 2003, with respect to the consolidated balance sheets of Kaneb Services LLC and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and related schedules, which report is included on page F-1 of this Form 10-K.

                                    KPMG LLP



Dallas, TX
March 26, 2003